EX-99.23(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of JNL Series Trust:

We consent to the use of our reports dated February 25, 2010, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG
Chicago, Illinois
April 26, 2010